EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Bobbie Volman
MyMedicalRecords, Inc.
(310) 476-7002, Ext. 2005
bvolman@mmrmail.com

	CONTACT:	Michael Selsman
Public Communications Co.
(310) 553-5732
ms@publiccommunications.biz

MMR INFORMATION SYSTEMS APPOINTS NEW CHIEF FINANCIAL OFFICER AND
EXECUTIVE VICE PRESIDENT OF TECHNOLOGY & PRODUCT DEVELOPMENT

Los Angeles, CA (December 23, 2009) - MMR Information Systems, Inc. (MMRF.OB) (the "Company"), which through its wholly-owned operating subsidiary, MyMedicalRecords, Inc. (jointly with the Company, "MMR") provides consumer-controlled Personal Health Records ("PHRs") (www.mymedicalrecords.com) and electronic safe deposit box storage solutions (www.myesafedepositbox.com), has appointed Ingrid Safranek as its Chief Financial Officer as of December 17, 2009.

Safranek, age 36, has been a Certified Public Accountant in California since 2006. She worked for Deloitte & Touche from 2002 to 2006, where she was part of the audit teams for large and small, private and public clients such as Computer Sciences Corporation, Infonet (later acquired by British Telecom), Candle! Corporation (later acquired by IBM), Primedia, Inc., Gold Circle Entertainment, and the Performing Arts Center, among others. Safranek's focus was on the technology, media and entertainment industries. She is also the owner of Goldstein Enterprises, a management consulting firm that has served numerous clients by providing them with business practices analyses and software application development in order to streamline day-to-day operations and maximize efficiency. Among her past and current clients as owner of Goldstein Enterprises are Nestle USA, Warner Bros. Studios and RJR Fashion Fabrics. Safranek received a B.A. in Business Economics with a minor in Accounting from UCLA.

Naj Allana, who has served as the Company's Chief Financial Officer and Chief Technology Officer since its inception, will now serve as the Company's Executive Vice President, Technology and Product Development.

Because of the Company's expanding product line and opportunities internationally, Allana will now focus exclusively on the growing technology needs of the Company, including the launch of the new user interface for the MyMedicalRecords.com personal health record and the commercial release of MMRPro and its related MMR Patient View portal.

"This is a wonderful opportunity for MMR. The Company is able to intelligently expand its management team without an interruption of day-to-day operations. Even though Naj is already transitioning into his new role, his continued presence as a member of the Company's management team will help streamline the transition process for Ingrid as the new CFO. I have known Ingrid for 18 years and I am pleased to have her enthusiasm and work ethic as a part of the Company's future," said Robert H. Lorsch, Chairman and CEO of MMR Information Systems, Inc.

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On December 22, 2009, the Audit Committee approved and the Board ratified the selection of Rose, Snyder & Jacobs ("RSJ") as the Company's independent registered public accounting firm. RSJ replaces the Company's previous independent auditors, SingerLewak LLP ("Singer"). The Audit Committee also approved and ratified the termination of the Company's relationship with Singer.

Upon the appointment, RSJ is expected to be working with Singer to ensure a seamless transition. During the fiscal years ended December 31, 2008, and December 31, 2007, respectively, and in the subsequent interim periods ending September 30, 2009 and December 22, 2009, there were no disagreements between the Company and Singer on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Singer, would have caused Singer to make reference to the subject matter of the disagreement in their reports on the financial statements for such years.

About MMR Information Systems, Inc.

MMR Information Systems, Inc. (MMRF.OB), through its wholly-owned operating subsidiary, MyMedicalRecords, Inc. ("MMR"), provides secure and easy-to-use online Personal Health Records ("PHRs") and electronic safe deposit box storage solutions, serving consumers, healthcare professionals, employers, insurance companies, unions and professional organizations and affinity groups. MyMedicalRecords enables individuals and families to access their medical records and other important documents, such as birth certificates, passports, insurance policies and wills anytime from anywhere using the Internet. The MyMedicalRecords Personal Health Record is built on proprietary, patented technologies to allow documents, images and voicemail messages to be transmitted and stored in the system using a variety of methods, including fax, phone, or file upload without relying on any specific electronic medical record platform to populate a user's account. The Company's professional offering, MMRPro, is designed to give physicians' offices an easy and cost-effective solution to digitizing paper-based medical records and sharing them with patients in real time. MMR is an Independent Software Vendor Partner with Kodak to deliver an integrated turnkey EMR solution for small to mid-size physician practices. MMR clients include AFL-CIO, Alexian Brothers Hospital Network, Coverdell, LegalZoom, The Latino Coalition, MedicAlert, NRA, Qvisory, XN Financial and others. MMR is also an integrated service provider on Google Health. To learn more about MMR Information Systems, Inc. visit www.mmrinformationsystems.com.

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